Exhibit 5.1

October 27, 2025

Genenta Science S.p.A.

Via Olgettina, 58

20132 - Milan

Ladies and Gentlemen:

RE:	Genenta Science S.p.A. –Registration Statement on Form F-3

1.	Introduction

We have acted as Italian legal advisers to Genenta Science S.p.A., a joint stock company incorporated under Italian law with its registered office at Via Olgettina 58, 20132, Milan, Italy (the “Company”), on certain legal matters of Italian law in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (“SEC”) on May 12, 2023 and declared effective on May 22, 2023 under the United States Securities Act of 1933, as amended (the “Securities Act of 1933”), the base prospectus contained within the Registration Statement (the “Base Prospectus”), the prospectus supplement to the Base Prospectus to be filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the offer and sale by the Company through Maxim Group LLC and Rodman & Renshaw LLC, as the placement agents, of 4,285,715 American Depositary Shares (“ADSs”), each representing one (1) new ordinary shares without par value of the Company (the “Placement Shares”), having an aggregate offering price of USD 15,000,002.50 pursuant to that certain Securities Purchase Agreement, dated as of October 26, 2025, by and among the Company and the purchasers Alyeska Master Fund LP, Brookdale Global Opportunity Fund, Brookdale International Partners LP, Citadel Multi-Strategy Equities Master Fund Ltd., Ghisallo Master Fund LP (the “Purchasers” and the “Securities Purchase Agreement”).

1.1.	For the purpose of giving the opinion set forth below, we have examined copies of documents (the “Documents”) set out in the schedule A attached hereto (the “Schedule A”).

1.2.	We have made no searches or enquiries concerning the Company or any other person or entity, and we have examined no corporate records of the foresaid, save for those searches, enquiries, instruments, documents, or corporate records expressly specified as being made or examined in this opinion. Subject to the foregoing, we have reviewed exclusively those provisions of the law of the Republic of Italy that we have considered appropriate for the purpose of this opinion.

1.3.	This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, Italian law and relate only to Italian law as applied by the Italian courts, including the laws of the European Union to the extent having the force of law in Italy, as at today’s date.

1.4.	In this legal opinion, Italian legal concepts are expressed in English terms and not in their original Italian language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Italian law and that any dispute arising out of or in connection with this legal opinion shall be subject to the exclusive jurisdiction of the Court of Milan.

2.	Assumptions

2.1.	In giving this opinion, we have assumed that:

2.1.1.	all Documents submitted to us as copy or specimen documents are conformed to their originals, and the originals are genuine, updated and complete;

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2.1.2.	the signatures stamps and seals on the originals of all Documents submitted to us are genuine;

2.1.3.	all statements contained in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in the Documents were true and accurate when made and remain true and accurate;

2.1.4.	a warranty by the Company that it is not aware, or has no notice, of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

2.1.5.	there has not been any amendment to the bylaws of the Company (the “Bylaws”) referred to and defined in Schedule A under point (i), other than as a consequence of the Capital Increase Resolution (as defined in the Schedule A);

2.1.6.	that the resolutions referred to in Schedule A under points (ii), (iii) and (iv) have duly resolved in the manner set forth therein, are true records of the resolutions of, respectively, the Company’s shareholders and Board and have not been revoked, superseded, challenged, or amended, in full or in part, and are still in force;

2.1.7.	no offer whatsoever of Placement Shares, within the meaning of article 1, paragraph 1, lett. t) of Legislative Decree 58/1998 and article 2, paragraph 1, lett. d) of Regulation (EU) 2017/1129, as amended from time to time, will take place in the Republic of Italy and/or in the European Union or, in the event such offer takes place in the Republic of Italy and/or in the European Union, the same will be subject to the exemptions referred to in article 100 of Legislative Decree 58/1998, article 34-ter of the Consob Regulations 11971/99 and article 1, paragraph 4, of Regulation (EU) 2017/1129, as amended from time to time;

2.1.8.	for the purposes of this opinion, the term “non-assessable” used under paragraph 3.1(a) below means that the owner of the Placement Shares cannot be required by the Company to pay additional amounts for its Placement Shares once the subscription price is fully and duly paid; and

2.1.9.	there are no facts, documents, circumstances or matters which may be material to the opinions set out herein and which have not been disclosed to us by the Company, notwithstanding our reasonable inquiry.

2.2.	We express no opinion as to any laws other than the laws of Italy in force at the date hereof and we have assumed that none of the opinions expressed below will be affected by the laws of any jurisdiction other than the Republic of Italy.

3.	Opinion

3.1.	Based and relying upon the foregoing and subject to the assumptions, qualifications and reservations contained herein and to any matter not disclosed to us, we are of the opinion that:

as at today’s date, the Placement Shares, when issued and registered in the name of each of the Purchasers in the electronic books and registers of the relevant intermediaries and delivered as described in the Securities Purchase Agreement and the Prospectus Supplement will be duly and validly authorized and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the offering pursuant to the Securities Purchase Agreement as set forth in the Registration Statement and the Prospectus) and will not be subject to any call for payment of further capital in connection therewith.

4.	Qualifications

4.1.	We are giving no opinion either as to (i) the contents of the Registration Statement, the Base Prospectus, the Prospectus Supplement (including any documents incorporated by reference therein), or (ii) bankruptcy, insolvency, liquidation, reorganization moratorium and similar laws of general applicability relating to or affecting the rights of creditors of the Company in general.

4.2.	It should be understood that (i) the opinions expressed above are based upon our examination of the Documents listed in Schedule A, as applicable, and (ii) we have not been responsible for investigating or verifying the accuracy of the facts or statements of foreign law, or that no material facts have been omitted from them and express no opinion with respect thereto.

4.3.	An Italian court may stay proceedings brought in such court if concurrent proceedings are being brought elsewhere.

4.4.	Pursuant to Article 2379-ter of the Italian Civil Code, in the event of the lack of call of the relevant meeting, the absence of the minutes of the relevant meeting, the impossibility of the subject of the resolutions and/or if the subject of resolutions is not licit, the resolution adopted by the extraordinary shareholders’ meeting of the Company held on May 20, 2021 may be challenged by any individual/entity having a legitimate interest thereto during the 3 (three) years following the registration of the resolution with the competent Register of Enterprises.

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5.	Reliance

5.1.	This opinion is given on the basis that there will be no amendment to or termination or replacement of the Documents, referred to in Schedule A to this opinion and on the basis of the laws of Italy in force as at the date of this opinion. This opinion speaks as of its date and is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Italy after the date of this opinion. We also disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

5.2.	We consent to the filing of this opinion letter as Exhibit 5.1 to a Report on Form 6-K of the Company filed with the SEC and its incorporation by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are thereby within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulation thereunder.

5.3.	Any issue of liability connected with our rendering this opinion shall be solely subject to the substantive laws of Italy regardless of any reference to the laws of another jurisdiction pursuant to any applicable rule governing conflicts of laws. Any dispute shall be subject to the exclusive jurisdiction of the Court of Milan.

Yours faithfully

/s/ LEXIA

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SCHEDULE A

(i)	a copy of the Company’s currently effective Bylaws;

(ii)	a copy of the minutes of the resolution of the shareholders passed at the general meeting of the shareholders of the Company dated May 20, 2021 approving, inter alia, the grant to the board of directors of the Company (the “Board” and the “Directors”), of the authorization to increase the share capital (the “Shareholders’ Resolution”), for a five-year period, against payment, in one or more instalments and on a divisible basis, up to a maximum amount of EUR 300,000,000 (including share premium), by issuance of a maximum number of 30,000,000 new ordinary shares without par value and with regular dividend entitlement, also without pre-emption right or free of charge, or otherwise for the five-year period, also in support of third-party grants of participating interests and/or industrial and intellectual property rights and similar intangible assets (such as patents, marks and know-how) which can be granted and held by the Board of Directors itself in pursuit of the corporate object;

(iii)	a copy of the resolutions passed by the Board of Directors of the Company on October 26, 2025 pursuant to which it was resolved to increase the share capital in accordance with the Shareholders’ Resolution, within the final term of May 31, 2026, up to a maximum amount equal to the equivalent in euros of USD 100,000,000 (including share premium), to be determined according to the exchange rate existing on the date of each transaction carried out pursuant to the Prospectus, by issuing new ordinary shares to be paid in cash, to be executed, also in several tranches, with exclusion of pre-emption rights, to serve one or more offerings pursuant to the Base Prospectus (each, a “Shelf Offering”), including the Placement Shares provided by the Securities Purchase Agreement, and expressly recognizing that the offering of the Placement Shares is in any case authorized also under the Previous Capital Increase Resolution (as defined hereinafter); the number of new ordinary shares to be issued in each Shelf Offering shall be determined within the limits of the above authorization and in compliance with the implicit accounting par value of the outstanding ordinary shares, based on the specific economic terms of each Shelf Offering as defined in the relevant offering documentation (including any securities purchase agreement) which shall set forth, inter alia, the number of securities to be issued and the subscription price per share, determined in accordance with methodologies customarily applied for this type of transaction and in line with U.S. market practices (the “Capital Increase Resolution”), as well as to grant the powers to enter into the Securities Purchase Agreement and any agreements related to the offering of Placement Shares and to approve the filing of the Prospectus Supplement and related items;

(iv)	a copy of the resolutions passed by the Board of Directors of the Company on May 10, 2023 pursuant to which it was resolved to increase the share capital up to a maximum amount equal to the equivalent in euros of USD 30,000,000, serving inter alia any offering pursuant to the Registration Statement (the “Previous Capital Increase Resolution”);

(v)	the Registration Statement, the Base Prospectus, the Prospectus Supplement; and

(vi)	the Securities Purchase Agreement executed on October 26, 2025.

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